Exhibit 99

                                           Contact Information:

                                           For Motorola:

                                           Anne Stuessy
                                           Motorola, Inc.
                                           (847) 538-6192
                                           Anne.Stuessy@motorola.com


                                           For SurModics:

                                           James C. Powell
                                           President & Chief Operating Officer
                                           SurModics, Inc.
                                           (952) 829-2700


          MOTOROLA BIOCHIP SYSTEMS AND SURMODICS SIGN GENOMICS-RELATED
                        LICENSE AND DEVELOPMENT AGREEMENT

         NORTHBROOK, Illinois and EDEN PRAIRIE, Minnesota -- July 6, 2000 -- Motorola, Inc.'s (NYSE: MOT) BioChip Systems unit and SurModics, Inc. (NASDAQ:
SRDX) announced today that they have entered into a licensing and development agreement granting Motorola exclusive rights to SurModics' proprietary PhotoLink(R) technology for use in Motorola's biochips.

         The 3D-Link(TM) Activated Slide, introduced by SurModics in 1999, uses PhotoLink technology to create a three-dimensional matrix which allows the attachment and embedding of nucleic acids (DNA, RNA) to form bioarrays. The relationship formed between Motorola and SurModics includes an exclusive license to PhotoLink technology for use in nucleic acid and protein biochips, collaborative research on further technology advances, and an equity investment in SurModics by Motorola. The total value of Motorola's financial commitment to SurModics is expected to exceed $25 million over the next four years.

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         As part of the agreement, Motorola and SurModics are forming a Joint
Development Committee, comprised of personnel from both companies, to oversee the collaborative research effort. Additionally, SurModics will develop and supply various chemical reagents to be used by Motorola in its bioarray production.

"SurModics' unique material fits extremely well with the three-dimensional bioarray platform we have developed," said Nicholas Naclerio, vice president and general manager of Motorola BioChip Systems. "SurModics brings a depth of experience in photo-reactive polymers which we believe will strongly contribute to the performance of our product. We're excited about this relationship, the future developments that will result from it and how it complements the set of strategic partnerships we continue to build. "

James Powell, President and Chief Operating Officer of SurModics, said: "We are very pleased to announce the formation of what we see as the first step in a long-term partnership. Not only does Motorola have a history of developing a vision for businesses in emerging markets, they also have the necessary resources and experience to make that vision a reality. Therefore, we are confident that Motorola has positioned itself to emerge as a leader in the biochip arena. As we committed to shareholders last year, this represents another use of the PhotoLink technology platform beyond the success we have generated in lubricious surfaces on medical devices."

Motorola expects to release products incorporating PhotoLink technology this year, including bioarray systems for expression analysis and single nucleotide polymorphism (SNP) genotyping.

Although the agreements have been finalized by both companies, the transaction is subject to approval by the Antitrust Division of the U.S. Department of Justice and Federal Trade Commission. Action on the application is expected within 30 days.

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About SurModics
SurModics, Inc. (NASDAQ: SRDX) is a leading provider of surface modification solutions to medical device, diagnostic and industrial manufacturers. SurModics' PhotoLink(R) surface modification technology offers the most diverse range of surface performance capabilities available today including lubricity, hemocompatibility, infection resistance, drug incorporation, wettability, tissue engineering, and DNA immobilization. SurModics commercializes its PhotoLink technology through licensing relationships with medical device, diagnostic and industrial companies. To learn more about SurModics, go to its Web site at www.surmodics.com.

About Motorola
Motorola, Inc. (NYSE: MOT) is a global leader in providing integrated communications solutions and embedded electronic solutions. Sales in 1999 were $33.1 billion. For more information, visit Motorola at http://www.motorola.com.

Motorola BioChip Systems was established in 1998 to develop products which enable the delivery of better healthcare through the understanding and practical application of genomics. The business unit is currently developing a family of biochip products and services for research and diagnostic applications. The products under development at Motorola BioChip Systems will enable scientists and healthcare professionals to quickly and accurately analyze the DNA, RNA and proteins in living cells. In the future, the outcomes from this work will lead to the delivery of faster and more individualized healthcare.

Motorola and the Motorola logo are registered trademarks of Motorola Inc.

Forward-Looking Statements
         Certain statements contained in this press release are considered "forward-looking statements" which provide current expectations or forecasts of future events, including SurModics, Inc.'s (the Company) expectations regarding the growth in royalties and product introductions. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Such statements involve a variety of risks and uncertainties, known and unknown. Important factors that could cause actual results to differ from expected or historic results include, among others, the Company's ability to attract new licensees and to enter into agreements for additional applications with existing licensees, the willingness of potential customers to sign license agreements under the terms offered by the Company, the success of existing licensees in selling products incorporating the Company's technology, strategies of customers, market demand, and general economic factors, such as consumer confidence and inflation. Investors are advised to consult any further disclosures by the Company on this subject in its filings with the Securities and Exchange Commission.

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